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                     UK ASSIGNMENT AND ASSUMPTION AGREEMENT

                                      among

                         CANTOR FITZGERALD INTERNATIONAL

                  CANTOR FITZGERALD INTERNATIONAL HOLDINGS L.P.

                     eSPEED SECURITIES INTERNATIONAL LIMITED

                      Dated as of the 9th of December 1999

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                       ASSIGNMENT AND ASSUMPTION AGREEMENT

      THIS AGREEMENT is made and entered into as of this 9th day of December, 1999 between Cantor Fitzgerald International an unlimited company registered in England under number 1976691 (the "Assignor"), eSpeed Securities International Limited a limited company registered in England under number 3809189 (the "Assignee") and Cantor Fitzgerald International Holdings L.P. a Delaware limited partnership ("CFIHLP").

                              W I T N E S S E T H:

      WHEREAS, the Assignor is, among other things, engaged in the business of operating interactive electronic marketplaces, used principally by financial and wholesale market participants to trade in fixed income securities, futures, options and other financial instruments (the "Business").

      WHEREAS, the Assignee is a recently formed company that has been set up to acquire, and subsequently to operate, the Business in accordance with (i) the Joint Service Agreement (as hereinafter defined) and (ii) the Administrative Services Agreement (as hereinafter defined) as a separate legal entity.

      WHEREAS, the Assignor, among other things, owns, or has the right to use, certain hardware, software, technologies, systems and other intellectual property and agreements that are used in the Business.

      WHEREAS, the Assignor and the Assignee have agreed among other things having had regard to a letter from Ernst & Young on the subject, that the value at the date hereof of the Business to be transferred by the Assignor to the Assignee (net of the Assumed Liabilities set out in Schedule 1.3) is $4,676,008 (the "Business Value").

      WHEREAS, the Assignor proposes to reduce its authorised share capital from pounds 95,000,000 divided into 75,000,000 Ordinary Shares of pounds 1 each ("Ordinary Shares") and 2,000,000 Preference Shares of pounds 10 each by such an amount (the "Reduction Amount") as is equal to the product of multiplying the Business Value, translated to pounds sterling at the closing mid-point spot exchange rate on the business day (being any day other than a Saturday or a Sunday on which banks are open for normal banking business in London) immediately preceding that on which the reduction takes effect, as shown in the Financial Times published on the day on which the reduction takes effect, rounding up the resulting amount to the nearest pound), by a fraction of which the numerator is 74,225,453 and the denominator is 73,730,194, (rounding up the resulting amount to the nearest pound), the reduced amount of authorised share capital being divided into such number of Ordinary Shares as is equal to 75,000,000 less the number (the "Reduction Number") of pounds comprised in the Reduction Amount and 2,000,000 Preference Shares of pounds 10 each, and such reduction be given effect by:


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      (a)   cancelling and extinguishing such number of Ordinary Shares registered in the name of CFIHLP as is equal to such number of pounds sterling as are comprised in the Business Value translated into pounds sterling as aforesaid on terms that such capital shall not be repaid in cash but shall be given effect by the transfer by the Assignor to the Assignee of the Business and by the issue by the Assignee of 4,676,008 shares of $1 each (the "Shares"), credited as fully paid, to CFIHLP with the consent of CFIHLP (as its execution of this Agreement hereby acknowledges); and

      (b) cancelling and extinguishing such number of Ordinary Shares registered in the name of CFIHLP, LLC (a Delaware limited liability company) as is equal to the Reduction Number less the number of Ordinary Shares determined under paragraph (a) above on terms that the Assignor shall repay in cash to CFIHLP, LLC the amount paid up or credited as paid up thereon.

      NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and conditions hereinafter set forth, the parties hereby agree as follows:

                                    ARTICLE 1

                               TERMS OF ASSIGNMENT

      1.1. Assignment. On the terms and subject to the conditions in this Agreement and for the consideration specified herein, at the Closing (as defined in Section 1.5 below), the Assignor shall transfer, convey, assign and deliver to the Assignee, and the Assignee shall acquire and accept from the Assignor free and clear of all mortgages, pledges, assessments, security interests, conditional sale or title retention contracts, leases, liens, adverse claims, Taxes (as hereinafter defined), levies, charges, options, rights of first refusal, transfer restrictions or other encumbrances of any nature, or any contracts, agreements or understandings to grant any of the foregoing (collectively, "Liens"), all of the Assignor's right, title and interest in, to and under the Business, and to each of the following assets and rights, including, but not limited to, the assets and rights identified in Schedule 1.1, in each case to the extent used or held for use principally in the Business, but excluding the Excluded Assets (as hereinafter defined) (the "Assignment"):

      (a) all machinery, equipment, computers, network servers, monitors, servers and other related items of tangible personal property of the Assignor, principally used in the Business (the "Equipment");

      (b) all fictional business names, trade names, d/b/a names, logos, Internet domain names (including, without limitation, www.espeed.co.uk), trademarks, service marks (including, without limitation, eSpeed), trade dress and any and all UK and foreign


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      applications, registrations and renewals therefor, and all the goodwill associated therewith principally used in the Business (if any) (collectively, "Marks"); all copyrights in both published works and unpublished works, and in online works such as Internet web sites, and any UK or foreign applications, registrations and renewals therefor principally used in the Business (if any) (collectively, "Copyrights"); all rights in any and all licensed or proprietary computer software, firmware, middleware, programmes, systems applications, databases and files (in whatever form or medium), including all material documentation, relating thereto, and all source and object codes relating thereto principally used in the Business (if any) (collectively, "Computer Software and Files"); all know-how, trade secrets, confidential information, competitively sensitive and proprietary information (including but not limited to internal pricing information, supplier information, telephone and telefax numbers, and e-mail addresses), technical information, data, process technology, drawings and blue prints principally used in the Business, other than the Information (as hereinafter defined) (collectively, "Trade Secrets"); and the right to sue for past infringement, if any, in connection with any of the foregoing, including, but not limited to, the intellectual property disclosed in
      Schedule 1.1 part B hereto (collectively, the "Intellectual Property");

      (c) to the extent allowed, all agreements and arrangements permitting the Assignor to use the intellectual property, equipment and computer equipment (as hereinafter defined) owned by third parties, or permitting third party use of intellectual property, equipment or computer equipment owned by the Assignor, or for the processing, use, licensing, leasing, storage, or retrieval of software, data and information principally used by, and related to, the Business (collectively, "Intellectual Property, Equipment and Computer Agreements");

      (d) any and all accounting business information, management information and internal reporting data and related books and records (in whatever form or medium maintained), including but not limited to advertising, marketing and sales programs, business, marketing and strategic plans, research and development reports and records, and advertising copy (including radio and television scripts), creative materials, production agreements, and all other promotional brochures, flyers, inserts and other materials used principally in connection with the Business (collectively, the "Marketing Materials");

      (e) all computer tapes, discs and other media which are used to store Intellectual Property (if any) (the "Computer Equipment");

      (f) subject to the provisions of Article 5, all agreements, contracts, instruments and other documents to which the Assignor is a party that are listed in Schedule 1.1 part C (the "Assigned Contracts");

      (g) all claims of the Assignor against third parties relating to the Transferred Assets (as hereinafter defined), whether choate or inchoate, known or unknown or contingent or non-contingent;


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      (h) to the extent transferable, any and all Permits (as hereinafter defined) used exclusively in connection with the Business; and

      (i) prepaid rent and rates valued at US$321,439,

      all as the same shall exist on the Closing Date (items (a) through (h) being, collectively, the "Transferred Assets").

      1.2. Excluded Assets. Notwithstanding anything in this Agreement to the contrary, all assets, properties and rights of the Assignor other than those set forth in Section 1.1, (including Schedule 1.1) including without limitation, the following assets, properties and rights of the Assignor (the "Excluded Assets"), shall be excluded from and shall not constitute part of the Transferred Assets, and the Assignee shall have no rights, title or interest in or duties or obligations of any nature whatsoever with respect thereto by virtue of the consummation of the transactions contemplated by this Agreement:

      (a) all contracts and other agreements to which the Assignor is a party, other than those described in Section 1.1 above (the "Excluded Contracts");

      (b) all rights of the Assignor in and to the trademarks (including "ESBX"), service marks, and any applications, registrations and renewals therefor, and all the goodwill associated therewith, licensed by the Assignor other than those described in Section 1.1(b) (the "Excluded Marks");

      (c) all rights of the Assignor in and to software other than those described in Section 1.1(b) (the "Excluded Software");

      (d) any and all confidential information other than is comprised in the Trade Secrets;

      (e) all rights of the Assignor in the Internet domain names "ci.co.uk", "cantorindex.co.uk", "cantor-index.co.uk", "cantor-e-speed.co.uk",
      "cantorespeed.co.uk", "cantor-espeed.co.uk", "cantore-speed.co.uk",
      "cindex.co.uk", "c-index.co.uk", "cfindex.co.uk" and "e-index.co.uk" and in and to the Internet web site accessed via such domain name, including, but not limited to, all copyrights in all materials on such sites and the software underlying such site, all trademarks, service marks, trade names and goodwill associated therewith, all proprietary computer software, programmes, applications, databases, files (in whatever form or medium) and all proprietary information related thereto, in each case only to the extent that the foregoing is not otherwise required to be listed in
      Schedule 3.8(b) hereto;

      (f) all rights of the Assignor in, to and under the Data Purchase Agreement, Data Product Agency and Electronic Trading System Agreement, dated January 22, 1993, among Cantor Fitzgerald, LP, Reuters Limited ("Reuters") and Market Data Corporation ("MDC"), as amended, and all other agreements between Cantor Fitzgerald LP, Reuters


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      and/or MDC or related thereto, as set forth in Schedule 1.2(f) hereto (the
      "Reuters Agreement");

      (g) all rights of the Assignor with respect to the (i) Agreement, dated February 23, 1990, between Telerate, Inc. ("Telerate") and CFS, as amended, and (ii) Master Optional Services Agreement, dated February 23, 1990, between Telerate and MDC, as amended, and all other agreements between the Assignor, Telerate and/or MDC or related thereto, as set forth in Schedule 1.2(g) hereto (the "Telerate Agreement");

      (h) all right, title and interest with respect to information relating to bids, offers or trades or any other information on Financial Products (as defined in the Joint Services Agreement (as hereinafter defined)) created or received by the Assignor or any of its affiliates (other than the Assignee) in a brokerage capacity, including, but not limited to, information licensed, sold, transferred or permitted to be published or displayed by the Assignor pursuant to the Reuters Agreement and the Telerate Agreement (the "Information");

      (i) all advertising, marketing and sales programs, advertising copy (including radio and television scripts), creative materials, production agreements, broadcasting rights, broadcasting and advertising time, space, allowances and credits and other promotional brochures, flyers, inserts and other materials used solely in connection with an Excluded Contract (if any);

      (j) any assets, properties, rights and interests relating to the Excluded Liabilities (as hereinafter defined); and

      (k) all rights of the Assignor under this Agreement and the documents and instruments delivered to the Assignor pursuant to this Agreement.

      The Assignor shall bear and pay all of the costs and expenses of the Assignment except for stamp duty, stamp duty reserve or other similar taxes, which shall be borne and paid by the Assignee.

      1.3. Assumption of Liabilities. Effective as of the Closing Date, the Assignee will assume and agree to pay, perform and discharge, as and when due, and indemnify and hold the Assignor harmless from and against, (i) each liability listed in Schedule 1.3 being liabilities relating to the Business (ii) each obligation of the Assignor to be performed after the Closing Date with respect to the Transferred Assets and the Assigned Contracts and (iii) each other liability of the Assignor thereunder (including liabilities for any breach of a representation, warranty or covenant, or for any claims for indemnification contained therein), to the extent and only to the extent that such liability is due to the actions of the Assignee (or any of the Assignee's affiliates (other than the Assignor), representatives or agents) after the Closing Date (collectively, the "Assumed Liabilities"). The Assignee shall not assume, and shall not be obligated to pay, perform or discharge, any liability or obligation of the Assignor other than the


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Assumed Liabilities (whether or not related to the Transferred Assets or
Business) (collectively, the "Excluded Liabilities"), and shall not be obligated for any other claim, loss or liability relating to any act, omission or breach by the Assignor with respect to the Business, the Transferred Assets or the Assigned Contracts, for any claim, loss or liability related to the Excluded Assets or the Excluded Liabilities, all of which, the Assignor shall remain obligated to pay, perform and discharge and to indemnify and hold the Assignee harmless against. Without limiting the foregoing, among other things, all liabilities arising from the matters described in the prospectus attached hereto (the "Prospectus") under the caption "Legal Proceedings", shall be Excluded Liabilities except to the extent expressly assumed as provided in Schedule 1.3.

      1.4. Consideration. In consideration of the Assignment, in addition to the assumption of the Assumed Liabilities as provided in Section 1.3, the Assignee shall issue to CFIHLP the Shares credited as fully paid.

      1.5. The Closing.

      (a) Date and Place. The closing of the transactions contemplated hereby (the "Closing") shall take place at the London offices of the Assignor, One America Square, London EC3N, (or such other place as the Assignor and the Assignee shall agree) on the date the Assignor so elects, which date shall be no later than the fourth business day following the date that all of the conditions to Closing provided in Articles 7 and 8 hereof shall have been satisfied, or at such other time and/or place and/or on such other date as the parties may mutually agree (the "Closing Date").

      (b) Documents to be delivered and actions to be taken by the Assignor. At the Closing, the Assignor shall:

            (i) deliver to the Assignee a duly executed counterpart to the Joint Services Agreement (the "Joint Services Agreement") substantially in the form of Exhibit A hereto;

            (ii) deliver to the Assignee a duly executed counterpart to the Administrative Services Agreement (the "Administrative Services Agreement") substantially in the form of Exhibit B hereof (together the Joint Services Agreement and the Administrative Services Agreement being referred to hereinafter as the "Additional Agreements");

            (iii) make available for collection by the Assignee at the normal location at which they are held, used or stored and/or give physical possession to the Assignee or as it may direct of such of the Transferred Assets as are transferable by delivery;

            (iv) effect the capital reduction referred to in the Recitals hereto;


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            (v) deliver to the Assignee all documents of title or other records establishing title to those Transferred Assets;

            (vi) (if requested by the Assignee so to do) deliver to the Assignee duly executed assignments, transfers or other assurances of and otherwise vest in the Assignee such other of the Transferred Assets as are not transferable by delivery, such assignments, transfers or assurances to be prepared by and at the cost of the Assignor in such form as the Assignee shall reasonably require and to have been approved by the Assignor before Closing;

            (vii) deliver to the Assignee the originals of all documents in the Assignor's possession constituting or evidencing the Assigned Contracts and the Employment Agreements or relating to all equipment and items which are not owned by the Assignor but are used by it, otherwise than by way of supply, in the Business at the Closing Date including without limitation items on loan, lease, licence, or hire purchase or of which the Assignor is for any reason bailee and items supplied to the Assignor under a valid retention of title clause or other terms effective to prevent, or delay, title passing to the Assignor, together with consents to assignments and/or novation agreements as may be required to transfer to the Assignee such of the Assigned Contracts as have been deemed by the Assignee prior to Closing to be key contracts, duly executed by all parties to them other than the Assignee;

            (viii) deliver to the Assignee all records necessary to enable the Assignee to carry on the Business, with the exception of the statutory books of the Assignor;

            (ix) give possession to the Assignee of, or otherwise make available to it, in such form as the Assignee may reasonably require, the Trade Secrets;

            (x) deliver to the Assignee releases of any interests by way of security (howsoever arising) to which any of the Transferred Assets or Assigned Contracts are subject (other than floating charges), duly executed by those entitled to the benefit of such interests;

            (xi) deliver to the Assignee a certificate in an agreed form dated as at the Closing Date from each holder of a floating charge over assets of the Assignor (if any) to the effect that such floating charge has not crystallised at that time accompanied by an acknowledgement by such holder that it consents to the transfer of the Business and to such assets being transferred to the Assignee upon such transfer free of such charge and of any other charge which by virtue of such charge might otherwise attach to them in consequence of such transfer; and

            (xii) execute and deliver to the Assignee such other documents or instruments to effect the transfer of the Transferred Assets, the assumption of the Assumed


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            Liabilities and the other transactions contemplated hereby, and in such form, as the Assignee may reasonably request.

      (c) Documents to be delivered by the Assignee. At Closing, the Assignee shall execute and deliver to the Assignor (or as it shall direct):

            (i) where relevant executed counterparts of the agreements delivered by the Assignor under Section 1.5(b);

            (ii) such other documents or instruments to effect the transfer of the Transferred Assets, the assumption of the Assumed Liabilities and the other transactions contemplated hereby, and in such form, as the Assignor may reasonably request; and

            (iii) a share certificate for the Shares in the name of CFIHLP.

      1.6. Definition of Taxes In this agreement Taxes means any form of taxation, whenever created or unpaid and whether of the United Kingdom or elsewhere (and without limitation includes income tax, P.A.Y.E., corporation tax, capital gains tax, capital transfer tax, inheritance tax, stamp duty, stamp duty reserve tax, value added tax, development land tax, petroleum revenue tax, withholding tax, rates, Customs and Excise duties, National Insurance contributions, Social Security and other similar liabilities or contributions) and generally any amount payable to the revenue, customs or fiscal authorities, whether of the United Kingdom or elsewhere and all interest and/or penalties related to or arising in respect thereof.

                                    ARTICLE 2

                                    EMPLOYEES

      2.1. Transfer Regulations. The Assignor and the Assignee acknowledge and agree that the Transfer of Undertakings (Protection of Employment) Regulations 1981 (the "Transfer Regulations") apply to this Agreement and the transfer of the Business effected by this Agreement is a "relevant transfer" within the meaning of those regulations and that in accordance with the Transfer
Regulations:

      (a) the contracts of employment between the Assignor and the persons listed in Schedule 2.1 (the "Employees") (save insofar as such contracts relate to any occupational pension scheme or to any Employee who informs the Assignor or the Assignee that he objects to becoming employed by the Assignee under Regulation 5(4A) of the Transfer Regulations) will have effect after Closing as if originally made between the Assignee and the Employees;

      (b) on Closing all the Assignor's rights, powers, duties and liabilities under or in connection with each such contract will be transferred to the Assignee;


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      (c) anything done before Closing by or in relation to the Assignor in respect of each such contract or any Employee will be deemed to have been done by or in relation to the Assignee; and

      (d) Action to be taken by CFIHLP At Closing CFIHLP shall take such actions and do such things as are reasonably within it power to procure the effecting of the capital reduction of the Assignor referred to in the Recitals hereto.

      2.2. Apportionment of rights and liabilities. Without prejudice to the rights and obligations acquired by the Employees as against the Assignee in consequence of the Transfer Regulations, the Assignor and the Assignee agree that as between themselves all rights and liabilities, arising or payable, under or in respect of or in connection with the Employment Agreements (as defined in Section 2.4 below) or otherwise in respect of the Employees (including all such rights and liabilities as are transferred or otherwise attach to the Assignee pursuant to the Transfer Regulations) shall be apportioned as follows:

      (a) all rights and liabilities arising or payable on or before the Closing Date shall belong to the Assignor; and

      (b) all rights and liabilities arising or payable after the Closing Date shall belong to the Assignee.

      2.3. Regulation 10 Information. The Assignee shall promptly provide to the Assignor in writing such information as will enable the Assignor to carry out its duties under Regulation 10 of the Transfer Regulations.

      2.4. Employment Agreements not transferred. If for any reason the contract or other terms or conditions of employment under which the Employees are for the time being employed by the Assignor in the Business (the "Employment Agreements") of any of the Employees is not automatically transferred to the Assignee pursuant to the Transfer Regulations, the Assignee shall offer to employ such Employee on terms and conditions no less advantageous to the Employee than the terms on which he would have been employed had his Employment Agreement been so transferred.

      2.5. Persons other than the Employees. The Assignor and the Assignee intend that the Transfer Regulations shall apply only to the Employees and accordingly if any contract of employment (whether oral or written, express or implied) has been or is at any time entered into by the Assignor in respect of any person who is not an Employee without the prior consent of the Assignee and such contract shall have effect or shall be alleged by the person so employed under it to have effect as if originally made between the Assignee and such person pursuant to the provisions of Regulation 5 of the Transfer Regulations, then:

      (a) the Assignee may, upon becoming aware of the application of Regulation 5 to such contract or any claim to that effect by the person employed under it, terminate such


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      contract forthwith;

      (b) the Assignee shall promptly inform the Assignor of any such claim and keep the Assignor advised of any action taken by the Assignee in respect of it; and

      (c) the Assignor shall fully indemnify the Assignee against any sums payable to or for the benefit of such person in respect of his employment with the Assignor and/or the Assignee and against all other liabilities whatsoever arising under or in relation to such contract or its termination and any obligation or liability of whatsoever nature (whether arising before or after Closing) in relation to or in connection with the employment of such person in the Business.

      2.6. Settlement of Claims. Without prejudice to Section 2.5(c) the Assignee shall be entitled to settle any claim brought against it after Closing, by any such person as is described in Section 2.5 provided that such claim is reasonable and that it has consulted with the Assignor before making such settlement.

      2.7. Joint Letter. On such date as the Assignor and the Assignee may agree in writing, but in any event by not later than the first business day following Closing, the Assignor and the Assignee shall join in delivering to each of the Employees a joint letter from the Assignor and the Assignee in an agreed form. Such letter shall be handed personally to those Employees who are present for work on the date selected for such delivery and shall be despatched on that date by first-class post to those Employees who are not so present.

      2.8. Pension Arrangements. The Assignor and the Assignee shall procure that as from Closing the pension arrangements in respect of the Employees shall be dealt with in such a way as to ensure that the Employees rights are not prejudiced by the Assignment.

      2.9. Objections to the transfer. If any Employee informs the Assignor or the Assignee that he objects to the transfer of his employment to the Assignee under this Agreement pursuant to the Transfer Regulations, the Assignor or the Assignee (as the case may be) shall notify the other forthwith. If the relevant employee shall refuse to withdraw such objections, such person shall be deemed not to be an Employee.

      2.10. New employees. If the Assignor shall take any person into its employment in connection with the Business between the date of this Agreement and Closing, then, provided the Assignee's written consent thereto shall have been obtained (but not otherwise), such person shall be deemed to be an Employee.

      2.11. Dismissals. If any person employed in connection with the Business shall be dismissed or his employment shall otherwise terminate in any way between the date of this Agreement and Closing, then, without prejudice to the Assignee's rights in respect of such dismissal or termination, such person shall be deemed not to be an Employee.


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      2.12. Amendments to Schedule 2.1. On any person being deemed to be an
Employee or not to be an Employee pursuant to Sections 2.10 or 2.11, Schedule
2.1 shall be deemed to be amended accordingly.

      2.13. Indemnity. The Assignor will indemnify the Assignee against any loss, cost, damage or expense suffered or incurred by reason of any proceeding, claim or demand by any Employee (or, where applicable, their employee representatives):

      (a) in relation to the employment or termination of employment of any Employee during the period ending on Closing (save for any proceeding, claim or demand arising from any act or omission of the Assignee) including for the avoidance of doubt liability for personal injuries, breach of contract and infringement of any relevant statutory provision;

      (b) in relation to the breach by the Assignor prior to Closing of any collective agreement or other custom, practice or arrangement (whether or not legally binding) with a trade union or staff association in respect of any Employee (but only in respect of the period ending on Closing);

      (c) in relation to the operation of the Transfer Regulations upon the contract of employment of any employee of the Assignor whose name is not listed in Schedule 2.1; or

      (d) to the extent that it arises from any failure by the Assignor to comply with its obligations under Regulation 10 of the Transfer Regulations or section 188 of the Trade Union and Labour Regulations Consolidation Act 1992 in respect of any Employee.

                                    ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE ASSIGNOR

      The Assignor hereby represents and warrants to the Assignee with respect to itself as follows except as otherwise disclosed in Schedules 3.3, 3.4, 3.5, 3.6, 3.8(b) and 3.9 to this Agreement (the "Disclosure Schedules"), which Disclosures Schedule specifically reference the particular sections hereof to which they relate:

      3.1. Organisation and Good Standing. The Assignor is duly organised, validly existing and in good standing under the laws of England and Wales and is duly qualified to do business and, except as would not singly or in the aggregate have a Material Adverse Effect, is in good standing in each jurisdiction in which the ownership, use or leasing of its assets or the conduct or nature of its business makes such qualification necessary. "Material Adverse Effect" means any event, change, changes, effect or effects that individually or in the aggregate are


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materially adverse to (x) the ownership, use, operation or value of the
Transferred Assets or (y) the condition (financial or other) or results of operations of, or prospects for, the Business.

      3.2. Authority. The Assignor has the requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Assignor of this Agreement and the Additional Agreements and the consummation by the Assignor of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, stockholder, member or partner action, and no other corporate, partner or member proceedings on the part of the Assignor or any affiliate of the Assignor (other than the Assignee), respectively, are necessary to authorize the execution and delivery by the Assignor of this Agreement or the Additional Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and at the Closing the Additional Agreements will be, duly executed and delivered by the Assignor and constitutes or will constitute, as applicable, legal, valid and binding obligations of the Assignor enforceable against the Assignor in accordance with their respective terms.

      3.3. No Conflict; Required Filings and Consents.

      (a) The execution, delivery and performance by the Assignor of this Agreement and the Additional Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the certificate of incorporation, Memorandum or Articles of Association or similar organisational or governing document of the Assignor, or any affiliate thereof as the case may be; (ii) conflict with or violate any local or foreign laws, rules, statutes, ordinances, regulations, judgments, settlement agreements, orders or decrees or arbitration proceedings or pronouncements (collectively "Laws") applicable to the Assignor or any affiliate thereof, the Business or the Transferred Assets or by which the Assignor or any affiliate thereof, the Business or the Transferred Assets are bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to any other person any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Transferred Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Assignor or any affiliate thereof is a party or by which the Assignor or any affiliate thereof, the Business or the Transferred Assets are bound or affected; and

      (b) The execution, delivery and performance by the Assignor of this Agreement and the Additional Agreements do not and the consummation of the transactions contemplated hereby and thereby do not require the Assignor or any of its affiliates to seek, obtain or receive any consent, approval, authorisation or permit from, or make any filing with or notification to, any governmental agency, authority or court or any other person, body or committee except for any consents, approvals any authorisations or permits as have been obtained or filings or notifications as have been made, or as would not singly or in the aggregate if not obtained or made, have a Material Adverse Effect.

      3.4. Permits; Compliance with the Law. The Assignor is in possession of all franchises, grants, authorisations, licences, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for it to own and use the Transferred Assets as presently owned and used and to carry on the Business as it is now being conducted (the "Permits"), except for those Permits the failure of which to obtain or maintain would not result in a Material Adverse Effect, and no suspension, revocation, cancellation or refusal to review any of the Permits has occurred, or to the knowledge of the Assignor, is threatened or anticipated. Each of the Permits is listed in Schedule 3.4. The Assignor has conducted and is conducting the Business, and has owned, used and operated and owns, uses and operates the Transferred Assets in compliance with, and not in violation of, (i) any Law applicable to it or by which it, the Business or the Transferred Assets is bound or affected or (ii) any of the Permits (except in either case for any such violations as, singly or in the aggregate, would not have a Material Adverse Effect).

      3.5. Title to Transferred Assets. The Assignor owns, free and clear of any Liens, and has the full right to sell, assign and convey, all of the Transferred Assets, and at Closing will convey the Transferred Assets to the Assignee, free and clear of any Liens.

      3.6. Absence of Litigation. Except as would not singly or in the aggregate have a Material Adverse Effect, or is disclosed in the Prospectus, there is no pending or threatened, nor has there been at any time during the twelve months preceding the date hereof any, claim, complaint, action, suit, litigation, proceeding or arbitration or, to the Assignor's knowledge, any inquiry or investigation of any kind by any consumer protection agency or other governmental or self-regulatory agency, or any other person or entity which seeks to enjoin, delay or restrict any of the transactions contemplated by this Agreement or the Additional Agreements or which involves the Business or any of the Transferred Assets. Except as would singly or in the aggregate have a Material Adverse Effect, neither the Assignor nor any affiliate of the Assignor are subject to any judgment, order, writ, injunction, decree or award which relates to any of the Transferred Assets or to the Business.

      3.7. Contracts; No Default; Etc. Schedule 1.1 part C lists each Assigned Contract. Correct and complete copies of each Assigned Contract, together with all amendments, supplements and other instruments (including side letters) thereto effecting a modification or waiver of the terms thereof, have been delivered to the Assignee. Each Assigned Contract is valid, subsisting and, to the Assignor's knowledge, enforceable in accordance with its terms, save only that such enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting the rights of creditors generally and by general principles of equity (whether considered in a proceeding at law or in equity). Each such Assigned Contract is in full force and effect, no written notice of termination or non-renewal of any Assigned Contract has been given to the Assignor or, to the knowledge of the Assignor, is anticipated, and there is no material default (or any event known to the Assignor which, with the giving of notice or lapse of time or both, would constitute a material default) by the Assignor or, to the knowledge of the Assignor, by any other party to any such Assigned Contract, in the due timely payment or performance of any obligation to be performed or paid under any Assigned Contract.

      3.8. Intellectual Property and Computer Assets.

      (a) Except as would not singly or in the aggregate have a Material Adverse Effect, the Assignor (or an affiliate of the Assignor) owns all right, title and interest in, or has valid and subsisting licence rights sufficient to use and to continue to use, all Intellectual Property principally used in the conduct of the Business as currently conducted by the Assignor. All Intellectual Property necessary for the conduct of the Business as described in the Prospectus (other than the intellectual property included in the Excluded Assets) is being transferred to the Assignee hereunder. Except as would not singly or in the aggregate have a Material Adverse Effect, all Intellectual Property is free and clear of any and all Liens.

      (b) Schedule 3.8(b) lists all of the Assignor's UK and foreign registrations and applications issued by, filed with or recorded by any governmental regulatory authority with respect to the Intellectual Property (if any). Except as singly or in the aggregate would not have a Materially Adverse Effect, all of such registrations and applications are valid and in full force and effect and all necessary actions to maintain the registrations or applications for registration of such Intellectual Property have been taken or instructions have been given that such actions be taken, and such actions will be taken as of the date of this Agreement.

      3.9. Undisclosed Liabilities. Except as singly or in the aggregate, would not have a Materially Adverse Effect of the Disclosure Schedules, there are no claims, losses, obligations or liabilities of, relating to or affecting the Assignor or any of the Transferred Assets.

      3.10. Entire Business. The Transferred Assets, together with the services to be provided by the Assignor or its affiliates pursuant to the (i) Administrative Services Agreement and (ii) Joint Services Agreement, constitute all the assets, properties and rights necessary for the Assignee to conduct the Business in all material respects as described in the Prospectus.

                                    ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE ASSIGNEE

      The Assignee hereby represents and warrants to the Assignor as follows:

      4.1. Organisation and Good Standing. The Assignee is a limited liability company duly organised, validly existing and in good standing under the laws of England and Wales. The Assignee has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

      4.2. Authority; Binding Effect. The Assignee has taken all necessary corporate actions to authorise, execute and deliver this Agreement and to perform all of its obligations under, and to consummate the transactions contemplated by, this Agreement. This Agreement has been duly and validly executed by the Assignee. This Agreement constitutes the valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms, subject to the effect of reorganisation, bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and subject to the application of equitable principles and the discretion of the court (regardless of whether the enforceability is considered in a proceeding in equity or at law).

                                    ARTICLE 5

                               ASSIGNED CONTRACTS

      5.1. Novation; Assignment. The Assignor and the Assignee shall, to the extent possible, arrange for the Assigned Contracts to be novated. To the extent that the Assignor and the Assignee agree that any particular Assigned Contract should not be novated, then, as regards those particular Assigned Contracts, the Assignor hereby assigns with effect from Closing, to the Assignee all of those particular Assigned Contracts which are capable of assignment and (i) which do not require the consent of the other parties thereto to any such assignment or
(ii) for which consent to assignment has been obtained from the other parties thereto prior to Closing.

      5.2. Assigned Contract not Novated or Assigned. All other Assigned Contracts shall as from Closing (pending an assignment or novation thereof) be held by the Assignor on trust for the Assignee absolutely. Insofar as such Assigned Contracts:

      (a) are not assignable or cannot be assigned without consent or without such assignment constituting an event of default or termination, the Assignor shall at the option of the Assignee:

            (i) use all reasonable endeavours to procure that any requisite consent is obtained;

            or

            (ii) use all reasonable endeavours to procure that the Assignee be granted corresponding rights (and for this purpose shall do all such acts and things and make all such representations as the Assignee may reasonably require) and, subject thereto, that the existing arrangements be terminated; or

            (iii) use all reasonable endeavours to procure that all relevant third parties waive the relevant provisions; or

            (iv) execute (or procure there to be executed) a declaration of trust for the benefit of and in favour of the Assignee; or

            (v) otherwise deal with the same as the Assignee may reasonably direct; or

      (b) cannot effectively be transferred to, or the obligations thereunder cannot effectively be assumed by, the Assignee except by an agreement of novation with one or more third party:

            (i) each of the Assignor and the Assignee shall use their respective reasonable endeavours to procure that the same be novated; and

            (ii) unless and until any such novation is entered into, the Assignor shall do or procure to be done all such acts and things in relation thereto as the Assignee may reasonably require.

      5.3. Receivables and outgoings; rights and liabilities. In respect of each of the Assigned Contracts:

      (a) as between the Assignor and the Assignee the Assigned Contract shall be deemed to have been duly transferred to the Assignee as from the Closing Date;

      (b) responsibility for the collection of receivables and the discharge of outgoings payable under the Assigned Contracts and the respective obligations of the Assignor and the Assignee to account to or reimburse each other with respect to receivables so collected and outgoings so discharged shall be determined in accordance with the Joint Services Agreement.

      (c) as regards all rights under the Assigned Contracts other than receivables and all liabilities under the Assigned Contracts other than outgoings:

            (i) the Assignor shall exercise all such rights and discharge all such liabilities which fall due on or before the Closing Date and the Assignee shall exercise all such rights and discharge all such liabilities which fall due after the Closing Date; and

            (ii) the Assignor shall account to the Assignee for the benefit of all such rights exercised by the Assignor to the extent that they arise after the Closing Date and the Assignee shall account to the Assignor for the benefit of all such rights exercised by the Assignee to the extent that they arise on or before the Closing Date.

      5.4. Matters arising prior to Closing. Nothing in this Agreement:

      (a) shall require the Assignee to perform any obligation falling due for performance, or which should have been performed, prior to Closing;

      (b) shall make the Assignee liable for any act, neglect, default or omission in respect of any of the Assigned Contracts committed by the Assignor, or occurring, prior to Closing; or

      (c) shall impose any obligation on the Assignee for or in respect of any service performed by the Assignor prior to Closing.

      5.5. Mutual Indemnities. The Assignor shall fully indemnify the Assignee against all liabilities under the Assigned Contracts to the extent that they arise on or before Closing and, subject to Sections 5.6 and 5.7, the Assignee shall fully indemnify the Assignor against all liabilities under the Assigned Contracts to the extent that they arise after Closing.

      5.6. Rescission or termination by a third party. If the other parties to an Assigned Contract shall rescind or terminate or purport to rescind or terminate the Assigned Contract or shall make any other claim on the ground that the transfer or purported transfer of the Assigned Contract by the Assignor to the Assignee constitutes a breach of, or event of default under, the Assigned Contract the Assignor shall fully indemnify the Assignee against all damages or other compensation sought by such other party or parties under any such claim.

      5.7. Liabilities arising as a result of Closing. Notwithstanding anything in the previous provisions of this Article 5, the Assignor shall be liable for and shall discharge at its own expense and for its own account and fully indemnify the Assignee against all liabilities which arise in respect of any of the Assigned Contracts in consequence of the execution or Closing of this Agreement and for the purposes of this Article 5 all such liabilities shall be deemed to arise on or before the Closing Date.

      5.8. Benefit of warranties. The Assignor shall at the request of the Assignee and at the Assignee's expense use its reasonable endeavours to extend to the Assignee and enforce on its behalf the benefit of any warranties, express or implied, given to the Assignor in respect of the goods or services supplied under any of the Assigned Contracts which are supply contracts.

      5.9. Other contracts. The Assignor undertakes to perform any contract or other of its obligation relating to the Business which the Assignee is not by this Agreement required to perform. The Assignor shall remain solely responsible for all contracts to which it is a party which are not Assigned Contracts.

      5.10. Right of the Assignee to treat Assigned Contracts as excluded. If any of the Assigned Contracts which has not been assigned to the Assignee at Closing has not been novated, assigned or otherwise transferred to the Assignee within a period of 90 days after Closing, the Assignee may by notice in writing given to the Assignor elect to treat such Assigned Contract as excluded from the transfer referred to in Article 1 and as from receipt by the Assignor of such notice:

      (a) neither the Assignor nor the Assignee shall have any further obligation to the other with regard to the transfer to the Assignee of that Assigned Contract;

      (b) the Assignor and the Assignee shall be released from their obligations to each other with respect to that Assigned Contract and the Assignor shall reimburse the Assignee, and shall fully indemnify it against, all payments made or costs incurred by the Assignee in prior performance of those obligations after making due allowance for any payments or other benefits under the Assigned Contract which have been received by the Assignee; and

      (c) the Assignor shall procure that the Assigned Contract is terminated as soon as practicable and the Assignor shall be solely liable for, and shall fully indemnify and keep the Assignee indemnified against, all liabilities, claims, expenses, losses or damages arising under the Assigned Contract or in respect of its termination and the release of the Assignor from all further obligations under it.

      5.11. Third Party consents. At its own expense the Assignor will give any notices to third parties, and will use its reasonable efforts to obtain any third party consents, that the Assignee may request in connection with the transaction contemplated by this Agreement, including, but not limited to, those consents listed in Schedule 5.11. Each party to this Agreement will give notices to, make any filings with, and use its reasonable best efforts to obtain any authorisations, consents, and approvals of governments and governmental agencies in connection with, the transactions contemplated by this Agreement.

                                    ARTICLE 6

                                 INDEMNIFICATION

      6.1. The Assignor's Indemnification Obligations. Subject to the terms and conditions of this Article 6, the Assignor agrees to defend, indemnify and hold the Assignee, its affiliates and assigns and their respective officers, directors, agents, attorneys, employees and representatives harmless from and against any and all liabilities, losses, costs, damages, expenses, penalties, deficiencies, fines and Taxes, including, without limitation, reasonable legal and other expenses (collectively, "Damages"), directly or indirectly arising out of, resulting from or relating to:

      (a) any breach of any representation, warranty, covenant, agreement or obligation of the Assignor contained in this Agreement;

      (b) any Excluded Liability;

      (c) the conduct of the Business, and the ownership, use and operation of the Transferred Assets, on or prior to the Closing Date; and

      (d) the use, operation or ownership of the Excluded Assets prior to or after Closing including, without limitation, the Excluded Software.

      6.2. The Assignee's Indemnification Obligations. Subject to the terms and conditions of this Article 6, the Assignee agrees to defend, indemnify and hold the Assignor, its affiliates, officers, directors, agents, attorneys, employees and representatives harmless from and against any and all Damages directly or indirectly arising out of, resulting from or relating to:

      (a) any breach of any representation, warranty, covenant, agreement or obligation of the Assignee contained in this Agreement; or

      (b) any Assumed Liability (including, without limitation, any failure by the Assignee to perform pursuant hereto the obligations to be performed by it after the Closing under any Assigned Contracts or the use, operation or ownership of the Transferred Assets or operation of the Business after Closing).

      6.3. Claims for Indemnification; Defence of Indemnified Claims. For purposes of this Section, the party entitled to indemnification shall be referred to as the Indemnified Party and the party required to indemnify shall be referred to as the Indemnifying Party. In the event that the Indemnifying Party shall be obligated to the Indemnified Party pursuant to this Article 6 or in the event that a suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall give prompt written notice to the Indemnifying Party of the occurrence of such event, specifying the basis for such claim or demand, and the amount or estimated amount thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such claim or demand); provided, however, that the failure to give such notice shall not constitute a waiver of the right to indemnification hereunder, except to the extent that the Indemnifying Party is actually prejudiced in a material respect thereby. The Indemnifying Party agrees to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at the Indemnifying Party's own cost and expense with counsel of its own choice, who shall be, however, reasonably acceptable to the Indemnified Party. The Indemnifying Party may not make any compromise or settlement without the prior written consent of the Indemnified Party (which will not be unreasonably withheld or delayed) and the

Indemnified Party shall receive a full and unconditional release reasonably satisfactory to it pursuant to such compromise or settlement. The Indemnified Party shall have the right but not the obligation to participate at its own expense in the defence thereof by counsel of its own choice. If requested by the Indemnifying Party, the Indemnified Party shall (at the Indemnifying Party's expense) (i) cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends, (ii) provide the Indemnifying Party with reasonable access during normal business hours to its books and records to the extent that such books and records relate to the condition or operation of the Business and are requested by the Indemnifying Party to perform its indemnification obligations hereunder, and to make copies of such books and records, and (iii) make personnel available to assist in locating any books and records relating to the Business or whose assistance, participation or testimony is reasonably required in anticipation of, preparation for, or the prosecution and defence of, any claim subject to this
Article 6. In the event that the Indemnifying Party fails timely to defend, contest or otherwise protect the Indemnified Party against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to defend, contest or otherwise protect the Indemnified Party against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or compromise or settlement thereof.

      6.4. Payments; Non-Exclusivity Payments; Non-Exclusivity. Any amounts due to an Indemnified Party under this Article 6 shall be due and payable by the Indemnifying Party within fifteen (15) business days after (i) in the case of a claim which does not involve any third party, receipt of written demand therefor and (ii) in the case of a claim which involves a third party, the final disposition of such claim or demand, provided legal and other out-of-pocket costs and expenses are reimbursed currently within fifteen (15) business days after demand therefor. The remedies conferred in this Article 6 are intended to be without prejudice to any other rights or remedies available at law or equity to the Indemnified Parties, now or hereafter.

                                    ARTICLE 7

                    CONDITIONS TO THE ASSIGNEE'S OBLIGATIONS

      The obligations of the Assignee to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions any, or all of which may be waived in whole or in part by the Assignee to the extent permitted by applicable law:

      7.1. Representations, Warranties and Covenants of the Assignor. The Assignor shall have complied in all material respects with all of its agreements and covenants contained herein (including the obligations of the Assignor to deliver the documents specified in Section 1.5) to be performed at or prior to the Closing Date, and all of the representations and warranties of the

Assignor contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent that such representations and warranties were made as of a specified date and, as to such representations and warranties, the same shall continue on the Closing Date to have been true in all material respects as of the specified date.

      7.2. Other Consents and Filings. All material approvals and consents of or filings with governmental or regulatory authorities, and all material approvals and consents of any other persons (including, without limitation, all third party consents under each of the Assigned Contracts), required to permit the consummation of all of the transactions contemplated hereby shall have been obtained or made, as the case may be, to the reasonable satisfaction of the Assignee; provided, however, that it shall not be a condition to Assignee's obligation to close the transactions contemplated hereby if the failure to obtain any such approvals, consents or filings would not be material to the Business or the Transferred Assets. For purposes of this Section 7.2, it is understood and agreed that the failure to obtain any of the approvals, consents and filings listed in Schedule 7.2 shall be deemed to be material to the Business or the Transferred Assets.

      7.3. Absence of Litigation. No proceeding, action, suit, investigation, litigation or claim challenging the legality of, or seeking to restrain, prohibit or modify the transactions contemplated by this Agreement or the Additional Agreements shall have been instituted and not settled or otherwise terminated.

      7.4. No Prohibition. No law, statute, rule or regulation or injunction, order, judgment, ruling, decree or settlement of any court or administrative agency shall be in effect which prohibits the Assignee from consummating the transactions contemplated hereby or operating any Transferred Asset after the Closing Date.

                                    ARTICLE 8

                    CONDITIONS TO THE ASSIGNOR'S OBLIGATIONS

      The obligations of the Assignor to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Assignor) on or prior to the Closing Date of all of the following conditions:

      8.1. Representations, Warranties and Covenants of the Assignee. The Assignee shall have complied in all material respects with all of its agreements and covenants contained herein (including the obligation of the Assignee to deliver the documents specified in Section 1.5) to be performed at or prior to the Closing Date, and all of the representations and warranties of the Assignee contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent that such representations and warranties were made as of a specified date and, as to such representations and warranties, the same shall continue on the Closing Date to have been true in all material respects as of the specified date.

      8.2. No Prohibition. No law, statute, rule or regulation or injunction, order, judgment, ruling, decree or settlement of any court or administrative agency shall be in effect which prohibits the Assignor from consummating the transactions contemplated hereby.

                                    ARTICLE 9

                          TERMINATION PRIOR TO CLOSING

      9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

      (a) by the mutual written consent of the Assignee and the Assignor; or

      (b) by either the Assignor or the Assignee in writing, without liability to the terminating party on account of such termination (provided that the terminating party is not otherwise in breach of this Agreement), if there shall have been a material breach by the other party of its representations, warranties, covenants or agreements contained herein, the non-breaching party has notified the breaching party of the breach, and the breach has continued without cure for a period of 30 days after such notice of breach.

      9.2. Effect on Obligations. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder; provided, however, that termination pursuant to paragraph (b) of Section 9.1 shall not relieve any party that breached its covenants or agreements contained herein or in any related agreement from any liability to the other party hereto by reason of such breach.

                                   ARTICLE 10

                                  MISCELLANEOUS

      10.1. Successors and Assigns. This Agreement shall not be assignable by the Assignee without the prior written consent of the Assignor. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

      10.2. Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

      10.3. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto; provided, however, that each amendment, modification, alteration or waiver hereof or hereunder must be approved by a majority of the outside directors of eSpeed, Inc.. For purposes of this Agreement, an outside director shall mean a director who is not an employee, partner or affiliate (other than solely by reason of being an eSpeed, Inc. director) of eSpeed, Inc., Cantor Fitzgerald, L.P. or any of their respective affiliates. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power of privilege hereunder shall operate as a waiver thereof.

      10.4. Broker's Fees. Each party represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby.

      10.5. Expenses. The Assignor and the Assignee shall pay its own costs and expenses incurred in connection with the preparation and execution and delivery of this Agreement, including, without limiting the generality of the foregoing, fees and expenses of financial consultants, accountants and counsel provided that the Assignee shall bear the cost of any stamp duty, stamp duty reserve and similar taxes in connection with any transfer of assets pursuant to this Agreement. The obligation to pay expenses pursuant to this Section 10.5 shall not in any way limit or expand any obligation of the Assignor or the Assignee to bear and pay costs and expenses relating to the actual assignment of Transferred Assets pursuant to Section 1.1.

      10.6. Notices. Any notice, request, instruction or other document to be given hereunder by either party hereto to the other party shall be in writing and delivered personally or sent by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid,

            If to the Assignor to:

                  Cantor Fitzgerald International
                  One America Square
                  London EC3N 2LS
                  Attention: General Counsel
                  Fax Number: 0171 894 7553

            If to the Assignee to:

                  eSpeed Securities International Limited
                  One America Square
                  London EC3N 2LS


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

                  Attention: General Counsel
                  Fax Number: 0171 894 7553

            If to CFIHLP:

                  One World Trade Center, 105 Floor
                  New York, NY 10048
                  Attention: General Counsel
                  Fax Number: + 212 938 3620

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally or by a form of written telecommunications in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon the actual receipt by such party. Any notice which is addressed and sent in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the first day, if mailed by overnight courier, and otherwise on the third day, after the day it is so sent.

      10.7. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of England applicable to agreements made and to be performed wholly within such jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the High Court of Justice in England for any litigation arising out of or relating to this agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in section 10.6 shall be effective service of process for any litigation brought against it in such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this agreement or the transactions contemplated hereby in the High Court of Justice in England, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

      10.8. Other Covenants. Subject to Section 7.2, to the extent that any consents needed to assign to the Assignee any of the Transferred Assets have not been obtained on or prior to the Closing Date, this Agreement shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any such consent shall not be obtained on or prior to the Closing Date, then (i) the Assignee and the Assignor, if required under applicable law, shall use their reasonable best efforts in good faith to obtain such consent as promptly as practicable thereafter (provided that reasonable best efforts shall not include the payment of monies to any third party) and (ii) until such consent is obtained, the parties shall use reasonable efforts in good faith to cooperate and to cause each of their


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

respective affiliates to cooperate, in any lawful arrangement (including licensing, subleasing or subcontracting if permitted) designed to provide to the Assignee the operational and economic benefits under any such Transferred Assets.

      10.9. Disclosure Schedule and Exhibits; Entire Agreement. The Disclosure Schedules, and all exhibits and attachments to the Disclosure Schedules, an all exhibits to, and documents expressly incorporated into this Agreement, and any other attachments to this Agreement are hereby incorporated into this Agreement and are made a part hereof as if set out in full in this Agreement. This Agreement (and the agreements, certificates and other documents delivered hereunder), unless otherwise provided herein, supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

      10.10. Further Assurances. At its own expense each party hereto shall execute, deliver, file and record, or cause to be executed, delivered, filed and recorded, such further agreements, instruments and other documents and take, or cause to be taken, such further actions, as the other party may reasonably request as being necessary or advisable to effect or evidence the transactions contemplated by this Agreement. Furthermore, each party hereto agrees to comply with all applicable laws relating to the conduct of its business.

      10.11. Survival of Representations and Warranties. All of the representations and warranties of the Assignor and the Assignee contained in this Agreement shall survive Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for ten (10) years thereafter (subject to any applicable statutes of limitations).

      10.12. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and
(iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

      10.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which shall constitute the same instrument.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

SIGNED by                           )     Lee Amaitis
for and on behalf of                )     Chief Executive Officer and President
CANTOR FITZGERALD                   )
INTERNATIONAL                       )

SIGNED by                           )     Lee Amaitis
for and on behalf of                )     Director
eSPEED SECURITIES                   )
INTERNATIONAL LIMITED               )

SIGNED by                           )     Douglas B. Gardner
for and on behalf of                )     Senior Managing Director
CANTOR FITZGERALD                   )
INTERNATIONAL HOLDINGS L.P.         )


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